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                                                                    EXHIBIT 10.2

                          ENTERPRISE VENTURE AGREEMENT


     This Enterprise Venture Agreement [hereinafter "Agreement" or "EVA"] is entered into by (1) John Doering, and any group of entities, associates, or partners he may designate ["Doering"] and (2) Ruby Mining Company, d/b/a Admiralty Corporation ["Admiralty"] and Nova Marine Explorations, Inc. ["Nova Marine Explorations"], collectively to be referred to as the Joint Venturers under this EVA, it being understood that the Joint Venturers may collectively agree to assign their rights under this EVA to other entities, associates or partners. Doering and the Joint Venturers shall be hereinafter referred to as "the Parties," and they will form the "Enterprise" under this EVA for the purposes of managing the exploration and recovery of valuable shipwrecks and cargoes and other underwater cultural heritage ("property") at a number of sites, such exploration and recovery to be referred to in this EVA as "the Project".


     1. DOERING'S DUTIES UNDER THE EVA. Upon execution of this EVA, Doering shall immediately disclose to the Joint Venturers the coordinates, locations, and dispositions of four (4) shipwreck sites, as well as any and all archival, exploration, operational or survey data about the sites, the shipwrecks concerned, and their cargoes, that are in Doering's possession or knowledge, or shall subsequently come into Doering's possession or knowledge. The four shipwreck sites shall be respectively referred to as "Project Green," "Project Red," "Project White," and "Project Yellow." The Parties have correlated the particular sites with the above-mentioned color-coded designations, consistent with the representations that Doering has made to the Joint Venturers, such representations being relied upon by the Joint Venturers in making this EVA. Doering's disclosures under this paragraph will be made to the Joint Venturers and their officers and employees and agents under confidentiality terms and conditions agreeable to both parties.


     2. RECITALS AND REPRESENTATIONS. Doering makes the following warranties and representations concerning the four shipwrecks referred to in paragraph (1):

     A. The wrecks referred to are situated in locations not subject to the sovereignty of a state of the United States, the federal government of the United States, or of a foreign sovereign, or in an area in which shipwreck recovery operations are restricted or regulated by operation of law.

     B. The wrecks referred to are amenable to an admiralty arrest brought by the Joint Venturers in the courts of the United States, for purposes of establishing a legal entitlement to the wreck sites.

     C. The wrecks referred to are not presently subject to a claim of title or right by another party (including any original owner or underwriter of such vessels), and Doering agrees to fully indemnify and hold harmless the Joint Venturers for any and all costs and liabilities arising from any challenge made by any third-party to any ownership rights and/or salvor-in-possession rights that the Enterprise may claim in the wrecks or wreck sites.


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     Doering specifically and explicitly disavows any representation or warranty as to the value of the wrecks or wreck sites referred to in paragraph (1), nor concerning the period of provenance of the wrecks, or even if they are actually shipwreck sites at all.


     3. JOINT VENTURER'S DUTIES UNDER THE EVA. Joint Venturers agree to use their best efforts, consistent with their sound business judgment, to pursue this Project. This shall include the arrangement of all Project financing and administration, the provision of vessel platforms, personnel, and equipment for the exploration and recovery of property at the sites, along with its proper stabilization, conservation, curation, storage, security, appraisal, and marketing. Joint Venturers agree to host one (1) observer designated by Doering on board any vessels engaged in operations at the sites, providing for that observer's transportation to and from the sites on regularly-scheduled re-supply voyages only, and bunk and board (such expenses to be treated as a net expenses under Paragraph 6). Joint Venturers also agree to give access to observers accredited by Doering at any location or facility used and maintained by Joint Venturers for the stabilization, conservation, curation, storage, appraisal, and marketing of property recovered from the sites.


         4. DOREING'S ADDITIONAL DUTIES UNDER THE EVA AS PROJECT CONSULTANT. Doering agrees to use his best efforts to pursue this Project, and agrees not to engage in any conduct that would be prejudicial to the best interests of the Enterprise, including (but not limited to) the unauthorized disclosure of privileged or proprietary information or data about the Enterprise to third parties, or engaging in any competition or interference with the Enterprise. In consideration of these efforts, John Doering will receive $2,000.00 per week for personal services as a consultant as long as any of the four projects are being actively worked. (For purposes of this provision, work of at least 10 hours a week will be considered sufficient to entitle payment to Doering of a weekly consulting fee.) Project planning efforts (such as research and survey activities) will be deemed part of the direct project work. If periods of inactivity should occur (due to weather, lack of funding, or other reasons), and such delays causes a work stoppage or there are other reasons that work on this project is not occurring, the weekly consulting fee under this paragraph shall not accrue. In no event shall this fee exceed $104,000.00 per annum. For purposes of this Paragraph, Doering shall be an independent contractor and not an employee or agent of the Enterprise, the Joint Venturers, or Admiralty or NovaRay. Any fees disbursed to Doering under this paragraph shall be considered direct project costs, within the meaning of Paragraph 6. These fees shall be payable as the project is funded and shall be paid proportionally with other direct project costs. Reasonable travel expenses may be recovered as costs by Doering for travel requested of, and approved in advance by, the Joint Venturers.


     5. DIVISION OF PROPERTY. For the purposes of this EVA, each of the four shipwreck sites referred to in Paragraph (1) shall be the subject of separate accounting. The net proceeds of any property (as defined in the following sections) recovered from each of the sites, pursuant to the Project, will be split among the Parties, according to the following formulas.


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     A. For the wrecks designated as "White" and "Yellow": Doering - 30%; Joint
Venturers - 70% for all net proceeds for each site up to $25,000,000. For net proceeds in excess of $25 million, the Joint Venturers will receive all proceeds, and Doering shall receive none.

     B. For the wrecks designated as "Green" and "Red": Doering - 30%; Joint Venturers - 70% for all net proceeds for each site up to $25,000,000. For net proceeds in excess of $25 million: Doering - 6%; Joint Venturers - 94%.

     C. Until such time as commercial recovery begins on a particular site (commercial recovery being defined as the removal of any item or artifact having a fair market value in excess of $100, and expressly not including any items removed for the purposes of effectuating an admiralty arrest or any similar judicial procedure for a site), Joint Venturers in their sole, absolute and unilateral discretion may elect to transfer to themselves portions of Doering's percentage share, at increments of one (1) percentage point, at a rate of $20,000.00, immediately payable to Doering, for each percentage point for any site so elected. Under no circumstances may more than ten (10) points per site be the subject of such a buy-down or transfer election. After commercial recovery begins for a particular site, any proposed buy-down of Doering's share shall require Doering's express and written approval.


     6. DEFINITION OF NET PROCEEDS.

          Sub-Section A. It is the intention of the Parties that the division of property recovered from each site, pursuant to this Project, will be net of expenses. Only those expenses directly attributable to the Project's operations will be deducted from gross proceeds. Among the categories of legitimate expenses to be deducted from gross proceeds are the following:

     (a) vessel operation expenses while a vessel is on station or traveling to and from the sites (including depreciation, chartering (if applicable), fuel, food, insurance, crew and manning expenses, the costs of hosting Doering's observers (as per Paragraph 3 above), as well as any repairs or equipment replacement attributable to activities undertaken for the Project);

     (b) salaries, compensation, benefits and expenses of Project consultants, which shall include only archaeologists, attorneys, conservators, appraisers, marketers, and similar professionals or vendors. The hiring of Project consultants shall be at the initiative of the Joint Venturers, with the consent of Doering, such consent not to be unreasonably withheld. For purposes of this provision it is agreed by the Parties that Mr. Jim Sinclair (if willing and able) shall provide archaeological consulting services for the Project, and that Mr. David J. Bederman (acting as Admiralty's counsel) shall provide legal services for the Project and Enterprise. It is specifically contemplated by the Parties that the salaries, compensation, benefits and expenses of the corporate directors, officers, and principals of Joint Venturers will not be subject to treatment as a net expenses under this EVA;

     (c) all expenses related to the transport (including dockage, clearance and customs fees (if applicable), stabilization, conservation, curation, storage, appraisal, security, insurance, and marketing of property recovered from the sites.

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Those expenses not designated as net expenses shall be borne exclusively by the
Party which incurs them.

          Sub-Section B - The Parties, may by mutual written agreement, supplement or modify this list of permissible net expenses, or designate or disqualify certain expenses as net expenses.

          Sub-Section C - Each Party agrees to ledger and document all expenses to be treated as net expenses under this provision, and allow the examination, accounting and audit of such expenses by the other Party, on demand within thirty (30) days of the presentation of the expense for deduction. If no demand is made within the prescribed period, the expense will be treated as a net expense.


7. VALUATION OF PROPERTY.

          Sub-Section A. All property recovered from the Project sites will be subject to appraisal as individual items or lots. No item may be marketed or offered for sale to the public unless ninety (90) days have elapsed from the establishment of a final valuation.

          Sub-Section B. Joint Venturers will be responsible for the provision of at least two (2) appraisals for such property, such appraisals to be performed by recognized specialists or experts for the type of property being appraised. In the event that the two appraisals yield a valuation of an item (or lot of items) that is less than 50% of variance in value, the higher appraisal will control and be the final valuation. In the event that the two appraisals yield a valuation of an item (or lot of items) that is more than 50% of variance in value, the average appraisal will control and be the final valuation. Doering may, at his election, seek a third appraisal for an item (or lot of items), at its own expense and not subject to treatment as a net expense under Paragraph 6 of this EVA, if it so requests within thirty (30) days of receiving a valuation from Joint Venturers for a particular item (or lot of items). If a third appraisal is sought, the final valuation of an item (or lot of items) shall be average of all three appraisals, according to the following formula:


                 ((appraisal 1 + appraisal 2) / 2) + appraisal 3
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and such will be the final valuation.


8. INTER-PARTY TRANSFERS OF PROPERTY.

          Sub-Section A. Within sixty (60) days of the establishment of a final valuation of an item (or lot of items), either Party may request to take title to the item (or lot of items), before

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such are offered for sale to the public, by paying to the other Party that
Party's percentage share of net proceeds (as calculated under Paragraph 5) of the final valuation price. Alternatively, the purchasing Party may elect to make an offset of net expenses already incurred (but not yet reimbursed) by the purchasing Party. In the event that both Parties desire to purchase an item (or lot of items) at the final valuation price, the purchasing Party will be determined by a flip of the coin or other mutually agreed to method.

          Sub-Section B. By mutual written agreement of the Parties, a Party may seek to borrow against its share of proceeds under this EVA.


9. SETTLEMENT OF ACCOUNTS. Within sixty (60) days of the sale of an item (or lot of items) to the public, the division of proceeds (under Paragraph 5 above) will be made, after any necessary deductions for unreimbursed net expenses. Before such settlement, the proceeds of public sales shall be placed in an escrow account for the benefit of "DOERING/ADMIRALTY/NOVARAY EVA."


10. INTANGIBLE AND INTELLECTUAL PROPERTY. The above sections 5-9 govern the disposition of tangible property recovered from the sites, pursuant to the Project. Any intangible and intellectual property including, but not limited to

          (a) writings (such as books, catalogues, pamphlets and brochures); images (such as photographs, videos, films, prints, posters, postcards, website images (including thumbnail images for on-line indexes)); movie, television, video and media rights; all of these to include print, digital, or other mechanical means or any other media now known or later developed;

          (b) rights of publicity and rights of privacy;
          (c) any and all derivative works associated with the Project;
          (d) the marketing of any souvenir items associated with the Project;
              and
          (e) any or all rights in copyright or trademarks associated with the Project,

shall be the property of the Enterprise. The Joint Venturers (at their sole discretion) shall develop and market such intangible and intellectual property rights in the Project, the net proceeds of which shall be split according to the following formula: Doering - 30%; Joint Venturers - 70%.


11. PROPRIETARY TECHNOLOGIES. The Joint Venturers stipulate, and Doering agrees, that in discharging their duties under this EVA, Joint Venturers will be employing proprietary technologies and trade secrets in the search for, recovery, and conservation of property from the sites, pursuant to the Project. Under no circumstances will this EVA be construed as granting a license to Doering, transferring to Doering, or giving access to Doering for these proprietary technologies and trade secrets. The Joint Venturers may take all measures necessary to exclude Doering's officers, employees, agents, vendors and contractors from access to these proprietary technologies and trade secrets. In the event that Joint Venturers decide to grant such access (at

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their sole discretion), such access may be conditioned under confidentiality terms and conditions to be stipulated by the Joint Venturers. By virtue of the provisions of Paragraph 4, any contributions made by Doering to the proprietary technologies or trade secrets employed by the Joint Venturers will be deemed a work-for-hire, and Doering shall have no claim to them.


12. EVA GOVERNANCE. As stipulated in Paragraphs 1, 3 and 4 above, Doering and the Joint Venturers will fully cooperate in the successful pursuance of the Project. As indicated in those sections, the Joint Venturers have the primary financing and operational role for all aspects of the Project, but they hereby recognize and affirm their duty to regularly inform and consult with Doering on all aspects of the Project. At any time, Doering may request a consultation with Joint Venturers on the operational aspects of the Project, or to request from the Joint Venturers a full accounting of Projects funds, finances, and expenses.


13. PROJECT PHASES. The initial term of this EVA shall be twelve (12) months. If, at the conclusion of twelve months, no significant find of property at any of the sites has been made, the EVA may be terminated by either Party at their sole discretion. If a significant find of property at the sites has been made by the conclusion of the twelve-month initial term, the EVA will be deemed to be extended for a further term of two (2) years. At the conclusion of that two year period, the EVA will be extended for further two year terms, unless the Parties mutually agree to terminate the EVA.


14. DISPUTE SETTLEMENT PROVISIONS.

          Sub-Section A. Should any dispute arise out of this EVA (other than in regard to Paragraphs 10 and 11), the matter in dispute shall be referred to three persons for arbitration at New York City, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for the purpose of enforcing any award, this agreement may be made a rule of any court in the United States. This EVA shall be governed by the federal maritime law of the United States of America, and shall be construed as a contract for salvage and/or co-salvage. Any arbitration proceedings contemplated under this sub-section shall be conducted in accordance with the Rules of the Society of Maritime Arbitrators, Inc. The arbitrators shall be members of the Society of Maritime Arbitrators, Inc.

          Sub-Section B. Should any controversy, claim or dispute arise out of the Parties' performance or lack of performance of their obligations under Paragraphs 10 and 11 of this EVA, the matter in dispute shall be referred to three persons for arbitration at New York City, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final. Sections 10 and 11 of the EVA shall be governed by the laws of New York. Any arbitration proceedings contemplated under this sub-section shall be administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

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15. AGREEMENT AMENDMENTS AND NOTIFICATIONS. This EVA reflects the full agreement of the Parties. The EVA may be amended by the written, mutual agreement of all the Parties. Any notifications required under this EVA shall be made in writing, transmitted by courier, post or facsimile to the contact addresses indicated below (or as they may be changed from time to time by subsequent notification).




 /s/ G. Howard Collingwood                          /s/ John Doering
----------------------------------                ------------------------------
For Admiralty Corporation                         For John Doering
G. Howard Collingwood                             John Doering
3490 Piedmont Road, Suite 304                     PO Box 542031
Atlanta, GA 30157                                 Merritt Island, Florida 32954



 /s/ Krist Geriene
----------------------------------
For Nova Marine Explorations
Krist Geriene
13600 NE 126th Place, Station B
Kirkland, Washington  98034-8720


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